Exhibit 10.1

AGREEMENT

This Agreement (“Agreement”) is entered into by and between Cord Blood America, Inc., a corporation duly organized under the laws of the state of Florida, United States of America, with its principal place of business in Las Vegas, Nevada 89119 (the “Company”) on the one hand, and SEBASTIÁN NICOLÁS NEUSPILLER, domiciled in Buenos Aires, Argentina, DIEGO ESTEBAN RISSOLA, domiciled at Buenos Aires, Argentina, JORGE ALEJANDRO JURADO, domiciled at Buenos Aires, Argentina, MAURO LEONARDO BRUNO, domiciled in Buenos Aires, Argentina, and ALEJANDRO JORGE RICO DOUGLAS, domiciled in Buenos Aires, Argentina (hereinafter collectively the "Sellers"), on the other.  This Agreement is effective as of June 22, 2012 (the "Effective Date").  The Company and the Sellers are sometimes referred to herein individually as a “Party” or collectively as the “Parties.”

Whereas, on or around September 20, 2010, the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), along with other related documents, with the Sellers, who were shareholders of Biocordcell Argentina S.A., a corporation organized under the laws of Argentina (‘BioCells”), providing for the Company’s acquisition of a majority of the outstanding shares of BioCells, and the Parties closed the stock purchase transaction on the same date; and

Whereas, the Stock Purchase Agreement, at paragraph 1.04, provides that the Sellers are to be paid contingent “earn-out” compensation in 2012, based on achieving certain levels of net income in 2011; and

WHEREAS, a disagreement arose between the Parties regarding the contingent earn-out compensation referenced herein; and

WHEREAS, the Parties have reached a mutual agreement regarding the earn-out compensation, in accordance with the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual promises contained herein, along with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Payment of Earn-Out.  In connection with the earn-out, the Parties shall owe each other no monies other than as set forth herein.

1.1.           Payment by Wire Transfer.  The Company shall pay the Sellers the following: twenty-five thousand United States Dollars ($25,000) on or before June 30, 2012; ten thousand United States Dollars ($10,000) on or before July 31, 2012; and twenty-five thousand United States Dollars ($25,000) on or before September 30, 2012.  These payments shall be made in lawful money of the United States of America by wire transfer of immediately available funds pursuant to wire transfer instructions delivered to the Company by the Sellers prior to the times payments are due.

1.2.           Payment from Dividends.

(a) Dividends for Fiscal Year 2012.  BioCells fiscal year coincides with the calendar year.  The portion of shareholder dividends due to the Company for the fiscal year 2012, if any, which BioCells expects to distribute in April 2013 after the settlement of its accounts by its statutory auditors, shall be paid to the Sellers, rather than to the Company, up to a maximum amount of four hundred forty thousand United States Dollars ($440,000).  Any amount in excess of four hundred forty thousand United States Dollars ($440,000) that is due to the Company as dividends for the fiscal year 2012 shall be paid to the Company.

(b) Dividends for Fiscal Year 2013. The portion of shareholder dividends due to the Company for the fiscal year 2013, if any, which BioCells expects to distribute in April 2014 after the settlement of its accounts by its statutory auditors, shall be paid to the Sellers, rather than to the Company, up to a total of four hundred forty thousand United States Dollars ($440,000) less any monies paid to the Sellers pursuant to the preceding paragraph − paragraph 1.2(a).  Any amount in excess of four hundred forty thousand United States Dollars ($440,000) that is due to the Company as dividends for fiscal years 2012 and 2013 in total, shall be paid to the Company.

(c) Dividends for Fiscal Years after 2013.  The Sellers shall not be entitled to receive any portion of dividends that are due to the Company for any fiscal years after 2013, regardless of the amount of dividends paid to BioCells pursuant to paragraphs 1.2(a-b) above, even if paragraphs 1.2(a-b) resulted in no payment at all to BioCells.  By way of example, in the event the dividends due to the Company for the fiscal years 2012 and 2013 total one hundred thousand United States Dollars ($100,000), BioCells shall have received sixty thousand dollars ($60,000) pursuant to paragraph 1.1, and $100,000 pursuant to paragraphs 1.2 (a-b), and shall not be entitled to any additional compensation, subject to paragraph 2 below.

2. Sale of BioCells.  In the event of a sale of 100% of the outstanding shares of stock of BioCells which closes prior to April 2014 and otherwise meets the price and payment thresholds and requirements set forth in Exhibit A hereto, the Sellers shall receive the balance obtained by subtracting the amount received by the Sellers pursuant to the provisions of paragraph 1 herein from seven hundred five thousand United States Dollars ($705,000).  By way of example, in the event of a sale that meets the requirements set forth in Exhibit A, if BioCells received $250,000 in total pursuant to paragraph 1 above, the Company shall pay BioCells four hundred fifty-five thousand United States Dollars ($455,000) out of the proceeds of the sale, which is the difference between seven hundred five thousand United States Dollars ($705,000) and the two hundred fifty thousand United States Dollars paid by the Company to BioCells pursuant to paragraph 1 herein.

3. Trademarks and Intellectual Property. The Parties agree to negotiate in good faith regarding the use of the Company’s trademarks and/or other intellectual property by BioCells, including in connection with franchise agreements between BioCells and its franchisees.

4. Corporate Documents. The Parties agree to execute corporate documents of BioCells in good faith as necessary and in compliance with the laws of Argentina and of the United States of America, as applicable.

5. Release.  Except for the obligations contained in paragraphs 1 and 2 herein, the Parties do hereby generally and specifically release, discharge, and acquit one another and their past and present parents, affiliates, subsidiaries, officers, directors, partners, principals, employees, attorneys, insurers, agents, successors, heirs and assigns, from any and all claims, demands, obligations, losses, causes of action, costs, expenses, attorneys’ fees and liabilities of any nature whatsoever, whether based on contract, tort, statutory or other legal or equitable theory of recovery, in any way arising out of or relating to paragraph 1.04 of the Stock Purchase Agreement and the purchase price paid by the Company for its interest in BioCells, including but not limited to earn-out payment by the Company in 2012 as a result of BioCells fiscal performance in 2011, whether known or unknown, occurring prior to, as of, and after the date of the execution of this Agreement.  The parties also intend the releases contained in this paragraph to cover, encompass, release, and extinguish all claims and matters which the Parties do not know or suspect to exist in their favor at the time of executing the Agreement, which if known by them would have materially affected their settlement.

6. No Obligation. This Agreement shall not be read to indicate that either Party has any obligation to pursue the sale of BioCells or to vote to approve any transaction involving the sale of BioCells.

7. Miscellaneous.

7.1. Governing Law and Jurisdiction.  If CBAI desires to initiate any legal proceeding to attempt to resolve any dispute arising from the fulfillment of the obligations of the Parties related to paragraphs 1-2 of this Agreement or from the interpretation of paragraphs 1-2 of this Agreement, CBAI agrees that the dispute shall be governed by the applicable laws of Argentina, and the jurisdiction of the courts of Argentina shall have exclusive jurisdiction over such dispute, and CBAI consents to venue and jurisdiction there and waives all objections thereto.

If the Sellers desire to initiate any legal proceeding to attempt to resolve any dispute arising from the fulfillment of the obligations of the Parties related to paragraph 1-2 of this Agreement or from the interpretation of paragraphs 1-2 of this Agreement, the Sellers agree that this Agreement shall be governed by the applicable laws of the State of Nevada, United States of America, and the jurisdiction of the state or federal courts of competent jurisdiction located in or around Las Vegas, Nevada, United States of America shall have exclusive jurisdiction over such dispute, and the Sellers consent to such venue and jurisdiction and waive all objections thereto.

7.2 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. The Parties hereto confirm that any electronic copy of another Party’s executed counterpart of this Agreement (or its signature page thereof) will be deemed to be an executed original thereof.

7.3 Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

7.4 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such provision shall be modified to achieve the objective of the Parties to the fullest extent permitted and such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement or the validity or enforceability of this Agreement in any other jurisdiction.

7.5 Amendment. Any amendment, supplement or modification of or to any provision of this Agreement shall be effective only if it is made or given by an instrument in writing (excluding any email message) and signed by the Company and the Sellers.

7.6 No Waiver. No forbearance, failure or delay on the part of a Party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver of any provision of this Agreement shall be effective (i) only if it is made or given in writing (including an email message) and (ii) only in the specific instance and for the specific purpose for which made or given.

7.7 Advice of Counsel. In connection with the preparation of this Agreement, the Company, for itself and on behalf of its stockholders, officers, agents, and representatives acknowledges and agrees that the Company’s counsel acted as legal counsel to the Company only.  The Sellers, for themselves and on behalf of their agents, and representatives, (i) hereby acknowledge that they/he/she has been, and hereby is, advised to seek legal counsel and to review this Agreement with legal counsel of their/his/her choice, and (ii) either has sought such legal counsel or hereby waives the right to do so.

7.8 No Strict Construction. The language used in this Agreement is the language chosen mutually by the Parties hereto and no doctrine of construction shall be applied for or against any Party.

7.9 Further Assurances. Each Party shall do and perform or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

7.10 Entire Agreement. This Agreement constitutes and contains the entire agreement between the Parties hereto, and supersedes all prior oral or written agreements and understandings between the Sellers, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement contains the entire understanding of the Parties with respect to the matters covered herein, and except as specifically set forth herein, neither the Company nor the Sellers makes any representation, warranty, covenant or undertaking with respect to such matters.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the Effective Date set forth above.